      As filed with the Securities and Exchange Commission on July 2, 2002

                        Registration No. 333-___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              Cardiac Science, Inc.

             (Exact name of registrant as specified in its charter)

               Delaware                                         33-0465681
     (State or other jurisdiction                           (I.R.S. employer
  of incorporation or organization)                      identification number)


                              16931 Millikan Avenue
                            Irvine, California 92606
                    (Address of principal executive offices)

                              Cardiac Science, Inc.
                      1997 Stock Option/Stock Issuance Plan
                              Consulting Agreements
                           (Full titles of the plans)

                                Roderick de Greef
                             Chief Financial Officer
                              CARDIAC SCIENCE, INC.
                              16931 Millikan Avenue
                            Irvine, California 92606
                                 (949) 587-0357

            (Name, address and telephone number of agent for service)

                                   - Copy to -

                             Shivbir S. Grewal, Esq.
                         STRADLING YOCCA CARLSON & RAUTH
                             660 Newport Center Dr.
                             Newport Beach CA 92660
                                 (949) 725-4000

================================================================================

                         CALCULATION OF REGISTRATION FEE

================================================================================

          Title of               Amount to be        Proposed maximum         Proposed maximum             Amount of
       securities to             registered/(1)/      offering price      aggregate offering price       registration
       be registered                                   per share/(2)/                                         fee
---------------------------------------------------------------------------------------------------------------------------
     Common Stock, par
        value $.001
         per share                 6,200,500              $3.43                 $21,267,715               $1,956.63
---------------------------------------------------------------------------------------------------------------------------

/(1)/ Represents additional shares of Common Stock issuable under the Cardiac Science, Inc. 1997 Stock Option/Stock Issuance Plan, by virtue of an amendment to the Plan increasing the number of shares issuable thereunder from 2,805,000 to 8,800,000, and 205,500 shares of Common Stock underlying stock options granted pursuant to the terms of certain consulting agreements. Pursuant to Rule 416, also registered hereunder are such additional shares as may be issuable in accordance with the terms of the Plan as stock dividends or in the event of a stock split, reorganization, merger, recapitalization or similar event affecting the shares being registered.

/(2)/ Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457(c) and 457(h)(1), the offering price and registration fee have been calculated on the basis of $3.43, the average of the high and low prices of the Common Stock on the NASDAQ National Market on June 26, 2002.

                                EXPLANATORY NOTE

         In addition to 5,995,000 shares being registered for the Company `s 1997 Stock Option/Stock Issuance Plan, this Registration Statement relates to the registration of 205,500 shares of the Company's Common Stock, underlying stock options granted pursuant to the terms of certain consulting agreements. No shares will be issued to any consultant who is associated, either directly or indirectly, in any transaction relating to capital raising activities.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         Information regarding the Company's 1997 Stock Option/Stock Issuance Plan is omitted as permitted by the Note to Item 1 and Rule 428(a)(1).

         The 205,500 shares of the Company's Common Stock, $0.001 par value per share, to which this Registration Statement relates are shares underlying stock options that have been issued pursuant to consulting agreements (the "Agreements") with Stuart Hildage, Steve Jelfs, Tamas Kecskemeti, Kurt Lemvigh, Tom Marres and Johan Ubby (the "Consultants") for services rendered for the Company by the Consultants. The stock options issued to the Consultants are subject to the same vesting requirements as employee stock options issued pursuant to the Company's 1997 Stock Option/Stock Issuance Plan. The services contracted for included business sales services consulting in the areas of operations, business plan implementation and marketing, and such services did not include capital raising activities.

ITEM 2.  COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The documents incorporated by reference in Item 3 of Part II of the Registration Statement are incorporated by reference herein. Other documents required to be delivered pursuant to Rule 428(b) are available without charge upon written or oral request. Requests for any of the foregoing should be directed to Cardiac Science, Inc., Attention: Roderick de Greef, 16931 Millikan Avenue, Irvine, CA 92606, and the telephone number is (949) 587-0357.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Company hereby incorporates by reference in this Registration Statement the following documents previously filed by the Company with the Securities and Exchange Commission:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed April 1, 2002, as amended April 30, 2002.

          (2) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed May 15, 2002.

          (3) Current Reports on Form 8-K, filed February 8, 2002, February 27, 2002, April 24, 2002, and June 6, 2002.

         In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of post-effective amendment, if any, which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

       Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

       The validity of the securities offered hereby will be passed upon for the Company by Stradling Yocca Carlson & Rauth. Stradling Yocca Carlson & Rauth owns 51,000 shares of the Company's Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 144 of the Delaware General Corporation Law provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law. The Company has also entered into separate indemnification agreements with each of its directors and officers which also provide for indemnification. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. The Company has also purchased directors and officers liability insurance.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

       Not Applicable.

Item 8.   EXHIBITS.

       The following documents are filed as exhibits to this Registration
Statement:

        4.1* 1997 Stock Option / Stock Issuance Plan, as amended (incorporated by reference to Annex B of the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC August 27, 2001)

        4.2 Summary Description of Consulting Agreements between the Company and Consultants

        5.1   Opinion of Stradling Yocca Carlson & Rauth, A Professional
              Corporation

        23.1  Consent of PricewaterhouseCoopers LLP

        23.2 Consent of Stradling Yocca Carlson & Rauth, A Professional Corporation (included in the opinion filed herewith as Exhibit 5.1)

     * Filed previously.

ITEM 9.       UNDERTAKINGS.

       (a)    The Company hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) For determining liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof; and,

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, as of this 2nd day of July, 2002.

                                                 CARDIAC SCIENCE, INC.


                                             By: /s/  Raymond W. Cohen
                                                 -------------------------------
                                                 Raymond W. Cohen, President

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                             Title                               Date
            ---------                                             -----                               ----
/s/  Raymond W. Cohen                                      President and Director                 July 2, 2002
----------------------------------------
Raymond W. Cohen                                       (Principal Executive Officer)


                                                          Chief Financial Officer                 July 2, 2002
/s/  Roderick de Greef                              (Principal Financial and Accounting
----------------------------------------
Roderick de Greef                                                 Officer)


/s/  Howard L. Evers                                  Executive Chairman and Director             July 2, 2002
----------------------------------------
Howard L. Evers


/s/  Ray E. Newton III                                            Director                        July 2, 2002
----------------------------------------
Ray E. Newton III


/s/  Peter Crosby                                                 Director                        July 2, 2002
----------------------------------------
Peter Crosby


/s/  Robert Carpenter                                             Director                        July 2, 2002
----------------------------------------
Robert Carpenter


/s/  Brian Dovey                                                  Director                        July 2, 2002
----------------------------------------
Brian Dovey


/s/  Erich Sager                                                  Director                        July 2, 2002
----------------------------------------
Erich Sager

                                  EXHIBIT INDEX

       Exhibit
       Number        Description

       4.1* 1997 Stock Option / Stock Issuance Plan, as amended (incorporated by reference to Annex B of the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC August 27, 2001)

       4.2 Summary Description of Consulting Agreements between the Company and Consultants

       5.1           Opinion of Stradling Yocca Carlson & Rauth

       23.1          Consent of PricewaterhouseCoopers LLP

       23.2 Consent of Stradling Yocca Carlson & Rauth (included in the opinion filed herewith as Exhibit 5.1)

       * Filed previously.